EXHIBIT 5.1

September 11, 2003

Cogent Communications Group, Inc.
1015 31st Street N.W.
Washington, D.C. 20007

Re:	Form S-8 Registration Statement of Cogent Communications Group, Inc. ("Cogent") relating to 54,001 Shares of Series H Participating Convertible Preferred Stock of Cogent and 41,539,253 shares of Common Stock of Cogent.

Ladies and Gentlemen:

        In connection with the registration by Cogent of up to 54,001 Shares of its Series H Participating Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), to be issued pursuant to the 2003 Incentive Award Plan of Cogent (the "Plan") and that certain Offer to Exchange first delivered to the recipients of the Preferred Shares on September 11, 2003 (the "Offer to Exchange"), and up to 41,539,253 shares of Common Stock of Cogent, par value $0.001 per share that are issuable upon the conversion of the Preferred Shares (the "Common Shares" and together with the Preferred Shares, the "Subject Shares"), under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 11, 2003 (as amended from time to time, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

        In our capacity as Cogent's counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by Cogent in connection with the authorization, issuance and sale of the Subject Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

        Subject to the foregoing, it is our opinion that as of the date of this opinion, the Subject Shares have been duly authorized, that upon the issuance of and payment for the Preferred Shares in accordance with the terms set forth in the Plan and the Offer to Exchange, and in the manner contemplated by the Registration Statement, the Preferred Shares will be validly issued, fully paid and non-assessable, and that upon the issuance of the Common Shares upon the conversion of the Preferred Shares in accordance with the terms set forth in Cogent's Fourth Amended and Restated Articles of Incorporation and in the manner contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                              /s/ LATHAM & WATKINS LLP